Atlantic Canada Opportunity Agency	Agence de promotion économique du Canada atlantique
Ensemble, pour une économie plus forte
Building a stronger economy together
	Nova Scotia Office P.O. Box 2284 Station "M" Halifax, N.S. B3J 3C8 Tel: (902) 426-8361 Fax: (902) 426-2054	Bureau de la Nouvelle-Écosse Casier postal 2284 Succ. "M" Halifax (N.-É.) B3J 3C8 Tél: (902) 426-8361 Téléc.: (902) 426-2054

CONTRACT	JAN 20 1999

Project No: 6004-60-30,916-1

Mr. Michael Oliver, Vice-President Operations Navitrak Engineering Incorporated 1480 Carlton Street, 3rd Floor Halifax, Nova Scotia B3H 3B7

Atlantic Canada Opportunity Agency
Nova Scotia
agence de promotion économique
du canada atlantique n-é

REC'D FEB 23 1999

CTS #________________________

FILE #________________________

REF TO_______________________

Dear Mr. Oliver:

Re: ACOA Business Development Program (BDP)

In response to your application dated January 13, 1999, the Atlantic Canada Opportunities Agency ("the Agency"), hereby offers to make a repayable contribution to Navitrak Engineering Incorporated, Navitrak International Corporation and Navitrak Systems Inc. ("the Applicant") upon the following Terms and Conditions:

1.00	Contribution
1.01

Subject to all other provisions of this Agreement, the Agency will make a repayable contribution ("the Contribution") to the Applicant to assist in the execution by the Applicant of the Project as described and defined in Annex 1 (Statement of Work) calculated as the lesser of (a) and (b) as follows:

(a)	75% of the Quality Assurance Manager's salary incurred in the first year estimated to be $60,000; plus

75% of eligible ISO costs estimated to be $51,400; or

(b)	$83,550.

2.00	Disbursements
2.01	Advance Payment

At the discretion of the Agency and at the request of the Applicant, an advance payment not exceeding 50% of the Contribution, may be made to the Applicant based on a three (3) month forecast of cash requirements pertaining to eligible costs to be incurred in accordance with the Statement of Work. Except where the Agency has given specific permission to the contrary, the Applicant must demonstrate to the satisfaction of the Agency that the advance was applied exclusively to the payment of eligible costs within six (6) months after the date of the disbursement.

Progress Payments

At the request of the Applicant, the Agency may make progress payments to the Applicant based on claims for eligible costs which have been incurred. Each claim shall be completed in accordance with instructions to be provided by the Agency to the Applicant.

Joint Payments

At the discretion of the Agency or at the request of the Applicant, the Agency may make a payment/s jointly to the Applicant and the supplier for eligible costs which have been incurred.

Final Payments

Notwithstanding the foregoing, 10% of the contribution will normally be reserved for a final payment to be based on a claim submitted by the Applicant at the time of Project Completion and normally after all eligible costs have been incurred and paid.

2.02

It is a requirement of this Agreement that the Applicant shall keep the original invoices and proof of payment for all claimed costs readily available for examination by the Agency during any payment verification or audit and until thirty-six (36) months following the end of the Control Period.

3.00	Repayment Terms
3.01	The Applicant shall repay the Contribution to the Agency as follows:

in thirty-six (36) consecutive instalments of $2,320.83; however, the last instalment will be adjusted to include all sums owing.

3.02	The first repayment instalment is due and payable on August 1, 2000.

Subsequent repayment instalments are due and payable at intervals of one (1) month thereafter until the Contribution shall be fully repaid.

3.03

Prior to any disbursement of this Contribution by the Agency, the Applicant shall arrange pre-authorized payments for scheduled repayments for the period until full repayment of the Contribution is completed.

3.04

The Applicant shall pay, where the account is overdue and in addition to any amount payable, interest on that amount. The interest, calculated and compounded monthly, shall accrue from the due date until payment is received. The rate of interest shall be equal to three percent (3%) higher than the average Bank of Canada discount rate for the previous month.

3.05	For all repayment instalments for which there were insufficient funds, a $15 administration fee will be charged.
3.06

The Applicant may, at any time, make prepayments on account of repayment instalments and each such prepayment will be applied first to interest owing and secondly to repayment instalments in reverse order of maturity.

4.00	Special Conditions
4.01	The Agency shall not contribute to any cost incurred by the Applicant prior to January 14, 1999.
4.02	As a condition of the Agency's assistance,
(a)	The Applicant shall ensure the Project commences on or before April 30, 1999.
(b)	The Applicant shall ensure the Project is completed as described in the Statement of Work on or before April 30, 2000.
4.03

The Applicant shall inform the Agency promptly in writing of any assistance from other federal, provincial or municipal sources which had been received or is to be received for the Project and the Agency shall have the right to adjust the amount of the assistance to take into account the amount of any such further assistance received.

4.04

Prior to the Project Commencement Date, the Applicant shall provide the Agency with information on the qualifications of the Quality Assurance Manager to be engaged and it is agreed that the Agency will not contribute to any cost of the Project unless satisfied with the qualifications of the Quality Assurance Manager engaged.

4.05	Repayment of the Contribution under this Agreement, will become immediately due and payable in full should the manufacturing/production activities are not undertaken in Atlantic Canada.
5.00	Reporting
5.01

From the date of Project Commencement until the Project Completion Date, the Applicant shall submit, at the request of the Agency, semi-annual status reports on the progress and results of the Project in a form satisfactory to the Agency.

5.02

The Applicant shall submit to the Agency, within ninety (90) days of the end of each fiscal year which commences before end of the Control Period, as defined in the attached general conditions, a copy of its independently prepared financial statements.

6.00	Notice
6.01	Any notice or correspondence to the Agency, including the attached duplicate copy of this Agreement signed by the Applicant, shall be addressed to:

Atlantic Canada Opportunities Agency

Suite 600, 1801 Hollis Street

P.O. Box 2284, Station "M"

Halifax, Nova Scotia

B3J 3C8

Attention: Stuart MacDonald

or to such address as is designated by the Agency in writing.

7.00	Entire Contract
7.01

This offer, if accepted, including all Annexes will constitute the entire Agreement between the parties with respect to its subject matter. No amendments shall be made to the resulting contract unless confirmed in writing.

This offer is open for acceptance for sixty (60) days from the date that appears on its face. The date of acceptance shall be the date the duplicate copy of this offer, unconditionally accepted and duly executed by the Applicant is received by the Agency.

If further information is required, please contact your Account Manager, David Parsons at (902) 426-1287.

Yours truly,

/s/ signed	for

Stuart MacDonald

Director, Programs

Nova Scotia

/lh

Attachments:

•	Annex 1 - The Project - Statement of work
•	Annex 2 - Project Fact sheet for news release
•	Annex 3 - General Conditions
•	Pre-Authorized Payment Form

The foregoing offer is hereby accepted this 1st day of February, 1999.

Navitrak Engineering Incorporated		Navitrak International Corporation
(Project No.: 6004-60-30,916-1)		(Project No.: 6004-60-30,916-1)

Per:	/s/ Michael Oliver	Per:	/s/ R. MacDonald
	(Signature)		(Signature)

	VP Operations		Director
	(Title)		(Title)

	(Corporate Seal)		(Corporate Seal)

Navitrak Systems Inc.
(Project No.: 6004-60-30,916-1)

Per:	/s/ Richard Brown
(Signature)

	V.P. Finance	(Corporate Seal)
(Title)

(Corporate Seal)

ANNEX 1

Project No: 6004-60-30,916-1

Statement of Work

Project Description:

The Applicant will implement a quality control system and become ISO 9001 (94) certified. Eligible costs will include: engagement of an ISO consultant, a full time Quality Assurance/Quality Control Manager, purchase of specialized equipment, EMI and mechanical testing and ISO certification.

Project Location:

Halifax, Nova Scotia

Project and Financing:

Total Costs		Financing

ISO Certification	$ 7,000	ACOA Repayable Contribution	$ 83,550
ISO Consultants	4,400	Working Capital	27,850
Quality Assurance Manager	60,000
Material/Specialized
Equipment	10,000
EMI & Mechanical Testing	30,000
	$111,400		$111,400

Eligible Costs:

ISO Certification	$ 7,000
ISO Consultants	4,400
Quality Assurance Manager	60,000
Material/Specialized Equipment	10,000
EMI & Mechanical Testing	30,000
$111,400

ANNEX 2

PROJECT FACT SHEET

FOR NEWS RELEASE

Program:	Project No:
ACOA Business Development Program	6004-60-30,916-1
Name & Address of Applicant:	Applicant Contact:
Navitrak Engineering Incorporated,	Name: Michael Oliver
Navitrak International Corporation &
Navitrak Systems Inc.	Title: Vice-President, Operations
1480 Carlton Street, 3rd Floor	Telephone: (902) 429-1438
Halifax, Nova Scotia	Fax: (902) 429-1582
B3H 3B7
Project Location: Halifax, Nova Scotia	Project Type: Quality Assurance
Project Description:

The Applicant will implement a quality control system and become ISO 9001 (94) certified. Eligible costs will include: engagement of an ISO consultant, a full time Quality Assurance/Quality Control Manager, purchase of specialized equipment, EMI and mechanical testing and ISO certification.

Total Costs: $111,400	Eligible Costs: $111,400
Authorized Assistance:	$83,550
Job Creation/Maintenance:	Three (3) jobs created
Estimated Sales Resulting from Project:	$55,124,069	(3 years)
Estimated Project Commencement Date:	April 30, 1999
Estimated Completion Date:	April 30, 2000

Exhibit 10.

ANNEX 3

General Conditions (Revised December 1997)

1.

The Agreement resulting from the acceptance of this offer ("this Agreement") is made pursuant to the ACOA Business Development Program. This offer embodies and is subject to the Terms and Conditions of the Atlantic Canada Opportunities Agency's Business Development Program as approved by Treasury Board. This Agreement is that which is referred to as the "Contribution Agreement" in the Terms and Conditions, and should there be a conflict between the conditions included in this Agreement and the Terms and Conditions as approved by Treasury Board, the latter shall prevail.

2.	In this Agreement, the following definitions shall apply:

"Control Period" For commercial projects, this refers to the period beginning on the date of first disbursement and ending on the date on which all amounts due by the Applicant to the Agency under this Agreement have been paid in full or until that obligation is otherwise discharged to the satisfaction of the Agency. For non-commercial projects, the Control Period ends on the date of Project Completion.

"Project Commencement Date" means the date on which, in the opinion of the Agency, the first major commitment is made by the Applicant to implement the Project.

"Project Completion Date" means the date on which, in the opinion of the Agency, all the eligible costs have been incurred and the work completed to the satisfaction of the Agency.

3.

The Applicant shall obtain the approval of the Agency before preparing any announcements, brochures, advertisements or other materials that will display the ACOA logo or otherwise make reference to the Agency.

4.

The Applicant consents to a public announcement of the Project, by or on behalf of the Atlantic Canada Opportunities Agency. The Agency shall inform the Applicant of the date on which the announcement is to be made and the Applicant shall keep this offer confidential until such date. After official announcement of this Project by the Agency, or 60 days after the Applicant's acceptance of this offer, whichever is earlier, information appearing on the Project fact sheet, as attached hereto, will be considered to be in the public domain.

5.

The Applicant will advise the Agency at least 30 days in advance of any special event, (official opening, ribbon cutting, sod-turning, etc), the Applicant wishes to organize in connection with the Project. A ceremony shall only be held on a date which is mutually acceptable to the Minister and the Applicant. Furthermore, the Applicant consents to having the Minister or designate participate in any such ceremony.

6.	The Applicant consents to the placement of a site sign, at the start of construction, which recognizes federal participation in the Project. The sign, to be provided by the Agency,

shall be erected by the Applicant on or near the Project site, using a solid backing made of plywood, presswood or similar material. The sign must be in a highly visible location where it can be easily seen by passing traffic and not be overshadowed by other signs. It shall be removed by the Applicant after construction is completed and a wall plaque will be provided by the Agency to be placed by the Applicant in a visible location inside the facility.

7.	The Applicant shall not alter the scope of the Project without the prior written consent of the Agency.
8.	The Agency shall not contribute to any cost that is not a reasonable and proper direct cost of the Project, nor to any cost which is not substantiated by satisfactory supporting documentation.
9.

The Applicant shall obtain the prior written consent of the Agency to any material change in the ownership, management, financing, location, size of facilities, timing, job creation, federal, provincial or municipal assistance with respect to the Project.

10.	Upon request by the Agency, the Applicant shall provide elaboration of any report required under this Agreement, promptly and at no cost to the Agency.
11.	The Applicant shall obtain insurance coverage on assets acquired for the Project, satisfactory to the Agency, and maintain this insurance until the end of the control period.
12.

The Applicant shall not, prior to the end of the control period, cease to use, sell or otherwise dispose of eligible assets without the written consent of the Agency except where the assets disposed of are immediately replaced by comparable assets of equal or greater value and used in the assisted facility. Any funds recovered by the Agency pursuant to the sale or disposal of assisted assets, will be applied first to interest owing and secondly to repayment instalments in reverse order of maturity.

13.

For a period of 36 months after the end of the Control Period, the Applicant shall permit any authorized representative of the Agency reasonable access to its premises to: 1) assess the progress and results of the Project, and 2) to audit the books, accounts, and records of the costs of the Project.

14.	(a) The following constitute Events of Default:
(i)	the Applicant becomes bankrupt or insolvent, goes into receivership, or takes the benefit of any statute from time to time in force relating to bankrupt or insolvent debtors;
(ii)	an order is made or resolution passed for the winding up of the Applicant, or the Applicant is dissolved;
(iii)	in the opinion of the Agency the Applicant ceases to carry on business;

(iv)	the Applicant has submitted false or misleading information to the Agency;
(v)	the Applicant makes a false or misleading statement concerning assistance by the Agency in a prospectus or other document related to raising funds;
(vi)	the Applicant has not met or satisfied a term or condition to which the Contribution is subject.
(b)	If an Event of Default has occurred, or in the opinion of the Agency is likely to occur, the Agency may exercise either or both of the following remedies:
(i)	terminate any obligation by the Agency to contribute or continue to contribute to the costs of the Project, including any obligation to pay an amount owing prior to the date of such termination;
(ii)	require the Applicant to repay part of or all of the Contribution forthwith to the Agency, and that amount is a debt due to Her Majesty in right of Canada and may be recovered as such.
(c)

The Applicant acknowledges the policy objectives served by the Minister's agreement to make the Contribution, that the Contribution comes from the public monies, and that the amount of damages sustained by the Crown in an event of default is difficult to ascertain and therefore that it is fair and reasonable that the Minister be entitled to exercise any or all of their remedies provided for in this Agreement and to do so in the manner provided for in this Agreement if an event of default occurs.

15.

The Applicant shall pay, in addition to any amount payable as a result of an Event of Default, interest on that amount. The interest, calculated and compounded monthly, shall accrue commencing upon the date which, in the opinion of the Agency, the Event of Default occurred. The rate of interest shall be equal to three percent (3%) higher than the average Bank of Canada discount rate for the previous month.

16.

The Applicant shall, no later than 60 days following the Project Completion, submit to the Agency a satisfactory claim for all eligible project costs pertaining to goods received, or services performed prior to the Project Completion Date and which have not already been claimed. Any costs not claimed in accordance with the foregoing shall be deleted from the authorized project costs.

17.	The Applicant must repay to the Agency any amount of the Contribution which exceeds the amount to which the Applicant is entitled, within thirty days of written notification by the Agency.
18.

When any payment is received from the Applicant on account of a repayable contribution or an Event of Default, the Agency shall apply that payment first to reduce any accrued interest owing and then, if any part of the payment remains, to reduce the outstanding principal balance.

19.

Any notice required to be given with respect to this Agreement shall be in writing and shall be effectively given if delivered or if sent by ordinary or registered mail, telegram, fax or telex addressed to the party for whom the notice is intended. Any notice shall be deemed to have been received on delivery; any notice sent by telegram, fax or telex shall be deemed to have been received one working day after being sent; any notice mailed shall be deemed to have been received eight calendar days after being mailed.

20.	This Agreement shall not be assigned by the Applicant without the prior written consent of the Agency.
21.	No member of the House of Commons of Canada or the Senate of Canada shall be admitted to any share or part of this Agreement or to any benefit to arise therefrom.
22.	This Agreement is binding on the Applicant and its successors and assigns.
23.	The Agency and Applicant declare that nothing in this Agreement shall be construed as creating a partnership, joint venture or agency relationship between the Agency and the Applicant.
24.	Any payment by the Agency under this Agreement is subject to there being an appropriation for the fiscal year in which the payment is to be made.
25.	The Applicant shall obtain all necessary licenses and permits in relation to the Project that satisfy the requirements of all regulating bodies of appropriate jurisdiction.
26.

The Applicant declares that no contingency fee for the solicitation, negotiation or obtaining of this agreement has been paid, agreed to be paid or will be paid directly or indirectly to any person other than to an employee of the Applicant acting within the scope of their employment.

27.

The Agency may, at any time, by thirty days notice to the Applicant, cancel this agreement if, in the Agency's opinion, the Statement of Work has not been executed in a satisfactory manner, or if the progress and objectives outlined in the contract have not been met.

28.

The Applicant shall indemnify and save harmless, ACOA from and against all claims, losses, damages, costs and expenses relating to any injury to, or death of, a person or loss or damage to property caused or alleged to be caused by the Applicant or its servants or agents in carrying out the Applicant's activities.

29.	The Applicant shall proceed in a good and workmanlike manner and using qualified personnel to carry out the Project described in the Statement of Work.
30.	All information obtained by ACOA from the applicant pursuant to an application ordering the course of this agreement will be kept confidential unless otherwise required by the law.